Exhibit 2a-3

                   AMENDMENT NO. 3 TO STOCK PURCHASE AGREEMENT

         THIS AMENDMENT NO. 3 TO STOCK PURCHASE AGREEMENT (this "Amendment No. 3") is made as of the 14th day of October, 2004, by and among Telefonica Moviles, S.A., a corporation organized under the laws of the Kingdom of Spain ("Purchaser"), each of the entities listed on the signature pages hereto (each, a "Seller" and collectively, the "Sellers") and, solely to the extent this Amendment No.3 amends, modifies or affects in any manner Sections 3.1(e), 6.13(b), 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.23, 6.24, 6.25, 6.26, 6.38, 6.40,
8.2 and 8.3 and Articles X, XI or XII of the Stock Purchase Agreement (as defined below), BellSouth Corporation ("Seller Parent"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

                             PRELIMINARY STATEMENTS

         WHEREAS, Purchaser, Sellers and Seller Parent (solely for purposes of Sections 3.1(e), 6.13(b), 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.23, 6.24, 6.25,
6.26, 6.38, 6.40, 8.2 and 8.3 and Articles X, XI and XII of the Stock Purchase Agreement) are parties to a Stock Purchase Agreement, dated as of March 5, 2004, as amended by Amendment No.1 to the Stock Purchase Agreement, dated as of July 8, 2004 and Amendment No.2 to the Stock Purchase Agreement, dated as of October 4, 2004 (collectively, the "Stock Purchase Agreement").

         WHEREAS, in accordance with Section 12.2 of the Stock Purchase Agreement, Purchaser, Sellers and Seller Parent desire to amend the Stock Purchase Agreement on the terms and subject to the conditions set forth in this Amendment No.3 to make certain amendments as set forth herein.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                   AMENDMENTS

         1.1 Amendments to Article I.

         (a) The parties hereto agree that the following definitions are hereby added to Section 1.1 of the Stock Purchase Agreement:

                  "Assignment Agreement" shall have the meaning set forth in
         Section 4.15.

                  "Assignment Effective Date" shall have the meaning set forth in Section 4.15.

                  "BSI" shall have the meaning set forth in Section 4.15.

                  "BSI Contracts" shall have the meaning set forth in Section 4.15.


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                  "Guatemalan Acquired Company Receivables" shall have the
         meaning set forth in Section 2.1 of Amendment No.3 to the Stock Purchase Agreement.

                  "Nicaraguan Disputed Obligations" shall have the meaning set forth in Section 2.1(b) of the Amendment No.3 to the Stock Purchase Agreement.

         1.2 Amendment to Article IV.

         (a) The parties hereto agree that Article IV of the Stock Purchase Agreement is hereby amended to add the following Section 4.15:

                  "4.15 BSI Contracts. BellSouth International, Inc. ("BSI") and Purchaser are parties to that certain Assignment and Assumption Agreement (the "Assignment Agreement") dated October 14, 2004 (the "Assignment Effective Date") pursuant to which, among other things, BSI assigns its rights and delegates its obligations to Purchaser under certain contracts between BSI and third parties listed therein (the "BSI Contracts"), and Purchaser assumes BSI's obligations under the BSI Contracts. Subject to obtaining any required consents or approvals to the assignment of the BSI Contracts to Purchaser by contractual counterparties, the BSI Contracts are in full force and effect as of the Assignment Effective Date and are enforceable in accordance with their terms, subject to the Enforceability Limitations. To Sellers' knowledge, neither BSI nor any Acquired Company is in material breach under the terms of any of the BSI Contracts, and no other party to any BSI Contract has made any claim that is now pending; provided that no representation or warranty is made as to any payment obligations of BSI or any Acquired Company under the BSI Contracts."

         1.3 Amendment to Section 6.7(e). The parties hereto agree that Section 6.7(e) of the Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

         "(e) Except as otherwise expressly set forth in this Agreement or directed by Sellers in their sole discretion, Sellers will cause to be paid on or prior to the Initial Closing Date, or any Subsequent Closing Date, if applicable, any and all amounts owed or payable as of such Closing by any Initial Acquired Company or Subsequent Acquired Company to any BellSouth Entity or to any other Acquired Company pursuant to Section 6.7(d), including, solely with respect to any BellSouth Entity, any amounts payable pursuant to Sections
6.10 and 6.13 or pursuant to the Technical Services Agreements; provided, however, that in the event any such Initial Acquired Company or any such Subsequent Acquired Company does not have the funds necessary to satisfy, pay, or discharge the amounts due and payable to any BellSouth Entity or to any other Acquired Company pursuant to Section 6.7(d) or is otherwise prohibited from satisfying, paying or discharging such amounts as a result of any Debt or other restriction, then Purchaser shall lend to such Initial Acquired Company or Subsequent Acquired Company any amounts necessary in order to supplement any existing cash in such Initial Acquired Company or Subsequent Acquired Company in order to fully and completely satisfy, pay, or discharge any such amounts payable pursuant to this Section 6.7(e), provided that such loan will be effective only upon the acquisition by Purchaser of such Initial Acquired Company or Subsequent Acquired Company and such loan will be considered Debt for purposes of Section 2.2; and, provided, further, that

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any amounts so funded by Purchaser to pay such amounts payable pursuant to this
Section 6.7 shall not be deemed to be Cash for purposes of Section 2.2."

         1.4 Amendment to Section 6.15(b). The parties hereto agree that Section 6.15(b) of the Stock Purchase Agreement is hereby amended and restated in its entirety as follows:

                  "(b) For a period of five (5) years from the applicable Closing Date, Purchaser shall (i) provide for each Acquired Company directors' and officers' liability insurance policies for the past and current directors, officers or employees of such Acquired Company for losses arising from claims made against the directors, officers, or employee of each such Acquired Company for any wrongful act committed before or after the applicable Closing Date having coverage amounts of at least $25,000,000 per claim and annual aggregate coverage limit for all claims of at least $100,000,000, and (ii) cause each Acquired Company not to amend any Acquired Company Organizational Documents relating to such Acquired Company in any way to reduce or eliminate the level of indemnification provided by such Acquired Company to such past and current directors, officers, and employees of such Acquired Company."

         1.5 Amendment to Section 10.2(a)(i)(A). The parties hereto agree that
Section 10.2(a)(i)(A) of the Stock Purchase Agreement is hereby amended by deleting the words "Sections 4.10, 4.12 and 4.13" and inserting the words "Sections 4.10, 4.12, 4.13, 4.14 and 4.15" in lieu thereof.

                                   ARTICLE II

                                OTHER AGREEMENTS

         2.1 Purchase of Minority Equity Interests in the Nicaraguan Acquired Company and the Uruguayan Acquired Company.

         (a) In accordance with the provisions of Section 3.2(d) of the Stock Purchase Agreement, Purchaser hereby acknowledges and agrees that in the event that the consummation of the direct purchase by a Seller of some or all of the Minority Equity Interests in the Nicaraguan Acquired Company and/or the Uruguayan Acquired Company occurs following the sale to Purchaser of such Seller's Equity Interests in such Acquired Companies, Purchaser shall be required to purchase the Minority Equity Interests held by such Seller at a purchase price equal to the Minority Equity Allocated Payment (which amount shall be calculated using the Estimated Acquired Company Debt and Estimated Acquired Company Cash if the closing of the sale of the Minority Equity Interests owned by such Seller occurs prior to the Determination Date), regardless of the purchase price paid by such Seller to the Minority Equity Holder for such Minority Equity Interests; provided, however, that in the event that a Seller acquires the Minority Equity Interests in the Uruguayan Acquired Company for a purchase price in excess of the Minority Equity Allocated Payment for the Uruguayan Acquired Company, such Seller shall have no recourse to Purchaser or any Acquired Company for the amount, if any, by which such purchase price exceeds the Minority Equity Allocated Payment.

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         (b) In connection with the direct purchase by a Seller of the Minority
   Equity Interests in the Nicaraguan Acquired Company and the subsequent sale of such Minority Equity Interests by Sellers to Purchaser, Purchaser hereby agrees that Seller, acting on behalf of the Nicaraguan Acquired Company, may agree to settle, negotiate, discharge or forgive certain disputed transactions between the Nicaraguan Acquired Company and the Minority Equity Holder in the Nicaraguan Acquired Company and certain of its Affiliates, as further described on Schedule 2.2 attached hereto (the "Nicaraguan Disputed Obligations"); provided, however, that such settlement agreement may include the withdrawal by the Nicaraguan Acquired Company of any rights that it may have under the Nicaraguan Disputed Obligations, but may not in any manner give rise to the assumption by the Nicaraguan Acquired Company of any further obligation or liability.

         2.2 Guatemala Receivables. Notwithstanding anything to the contrary contained in Section 6.7(e) of the Stock Purchase Agreement, the parties hereto hereby acknowledge and agree that at the Initial Closing certain receivables in the aggregate amount of $3,706,399.55 owing by the Guatemalan Acquired Company to a BellSouth Entity (the "Guatemalan Acquired Company Receivables"), shall be satisfied by means of the endorsement to Purchaser by such BellSouth Entity of a Promissory Note in the aggregate amount of $3,706,399.55 in exchange for a cash payment to Sellers of such amount. The parties further acknowledge and agree that (i) notwithstanding the fact that the Guatemalan Acquired Company Receivables are represented by a Promissory Note, such Guatemalan Acquired Company Receivables shall not be deemed to be Debt of the Guatemalan Acquired Company for any purpose under the Stock Purchase Agreement, including, without limitation, the determination of the Allocated Purchase Price of the Guatemalan Acquired Company under the terms of Article II of the Stock Purchase Agreement, and (ii) for the avoidance of doubt, the Allocated Purchase Price for the Guatemalan Acquired Company shall be calculated without giving effect to such Promissory Note.

         2.3 Dissolution of Certain Intermediate Holding Companies. Notwithstanding anything to the contrary contained the Stock Purchase Agreement, Purchaser hereby acknowledges and agrees that, subject to the satisfaction of the applicable closing conditions set forth in Article VII of the Stock Purchase Agreement, it shall delay neither the Initial Closing nor any Subsequent Closing due to the fact that any of BellSouth Panama Limited, BellSouth Ecuador Holdings
(BVI) I, Ltd. or Peck Holdings Corp. has not yet been dissolved or otherwise eliminated as of the Initial Closing Date or any such Subsequent Closing Date, as applicable, so long as (i) all assets and liabilities of each of the foregoing entities have been distributed to Panama Cellular Holdings BV, Ecuador Cellular Holdings BV or Latin America Cellular Holdings BV, as applicable; (ii) all costs relating to the formal dissolution of such entities (including all legal fees, registration expenses and Taxes) are borne by Sellers; and (iii) Sellers shall use their best efforts to complete the formal dissolution of (or otherwise eliminate) each entity as soon as practicable.

         2.4 Schedule 4.5 to the Stock Purchase Agreement. Schedule 4.5 to the Stock Purchase Agreement is hereby supplemented by the attached unaudited combined balance sheets of the BellSouth Latin America Group (including consolidated legal entities by country) as of November 30, 2003 and 2002, together with the unaudited combined statements of income for the two year period ending November 30, 2003, which balance sheets and statements of income,

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although previously delivered to Purchaser, were inadvertently not included in
Schedule 4.5 to the Stock Purchase Agreement when delivered at the time of execution of the Stock Purchase Agreement.

         2.5 Phantom Stock Option Plan. Purchaser hereby (i) acknowledges that under the terms of the Phantom Stock Option Plan maintained by certain of the Acquired Companies, all awards granted pursuant to such plan to employees of such Acquired Companies will automatically vest on the Closing Date applicable to each such Acquired Company, and (ii) agrees that, notwithstanding anything to the contrary contained herein or in such Phantom Stock Option Plan, it shall pay, or cause each applicable Acquired Company to pay, within five (5) business days following the Closing involving such Acquired Company, to each employee of such Acquired Company that is a participant in the Phantom Stock Option Plan all payments then due to such employee.

         2.6 Purchase Price Adjustment. Notwithstanding anything to the contrary contained in Section 2.4(c) of the Stock Purchase Agreement, the parties hereto hereby acknowledge and agree that as a modification to the procedural mechanism set forth in the final sentence of Section 2.4(c) of the Stock Purchase Agreement providing for a minimum adjustment threshold of Two Million Dollars ($2,000,000) applicable to all adjustments to be made in connection with any Closing, such threshold shall instead be applied to the final determination of all adjustments, taken as a whole, to be made pursuant to Section 2.4 in connection with both the Initial Closing and the Subsequent Closing involving the transfer of Sellers' Equity Interests in the Holding Company that is the successor to Peck Holdings and that was formed to hold the Peruvian Acquired Company, the Uruguayan Acquired Company, the Colombian Acquired Company, the Nicaraguan Acquired Company and the Venezuelan Acquired Company; provided, however, that the forty-five (45) day period referred to in Section 2.4(c) of the Stock Purchase Agreement shall commence after such Subsequent Closing for both the Initial Closing and such Subsequent Closing.

         2.7 Filing of Form 8832. Purchaser hereby acknowledges that Sellers, or one of their United States Affiliates, will file, on behalf of Panama Cellular Holdings B.V. and BellSouth Panama Limited, United States Tax Form 8832 with respect to BSC de Panama Holdings, SRL to make an election (the "Election") to treat BSC de Panama Holdings, SRL as a disregarded entity for United States tax purposes as of a date prior to the Closing Date for the sale of Panama Cellular Holdings B.V. At Seller's request, Purchaser agrees to cause Panama Cellular Holdings B.V. to execute a copy of such tax form after the Closing Date, and take such other action as Seller reasonably requests, to perfect the Election for United States federal income tax purposes.





                                  ARTICLE III

                                  MISCELLANEOUS

         3.1 Ratification and Confirmation of the Stock Purchase Agreement; No Other Changes. Except as modified by this Amendment No. 3, the Stock Purchase Agreement is

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hereby ratified and confirmed in all respects. Nothing herein shall be held to alter, vary or otherwise affect the terms, conditions and provisions of the Stock Purchase Agreement, other than as contemplated herein.

         3.2 Severability. If any provision of this Amendment No.3 shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

         3.3 Applicable Law. This Amendment No.3 shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

         3.4 Counterparts. This Amendment No.3 may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be signed, all as of the date first written above.

                    TELEFONICA MOVILES, S.A.


                    By:    /s/ Manuel Costa Marques  /s/ Ernesto Lopez Mozo
                    Name:  Manuel Costa Marques      /Ernesto Lopez Mozo
                    Title: General Manager           /Chief Financial Officer


                                     BELLSOUTH INTERNATIONAL, INC.


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: V.P. - Corp. & Business Development


                                     BELLSOUTH ENTERPRISES, INC.


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory


                                     BELLSOUTH INTERNATIONAL LATIN AMERICA, INC.


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Vice-President


                                     BELLSOUTH ARGENTINA HOLDINGS, LLC


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory

                                     BELLSOUTH CHILE, INC.


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory


                                     BELLSOUTH CHILE HOLDINGS, INC.


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory


                                     BELLSOUTH CORPORATION,
                                     To the extent that this
                                     Amendment No.3 amends,
                                     modifies or affects in any
                                     manner the Sections and
                                     Articles of the Stock
                                     Purchase Agreement
                                     identified in the Preamble
                                     only


                                     By: /s/ Jeffrey A. Dickerson
                                     Name:  Jeffrey A. Dickerson
                                     Title: Authorized Signatory